                                   EXHIBIT 22
                         SUBSIDIARIES OF THE REGISTRANT

                                   Jurisdiction                  Holder of
      Name                       Of Incorporation            Outstanding Stock
      ----                       ----------------            -----------------
Bank of Mississippi                 Mississippi              BancorpSouth, Inc.
Volunteer Bank                      Tennessee                BancorpSouth, Inc.
Personal Finance Corporation        Mississippi              Bank of Mississippi
Century Credit Life Insurance
  Company                           Mississippi              Bank of Mississippi
TC Finance, Inc.                    Tennessee                Volunteer Bank
West Tennessee Life Insurance
  Company                           Tennessee                 Volunteer Bank


All of the above subsidiaries are wholly owned except West Tennessee Life Insurance Company of which Volunteer Bank owns 96% of the outstanding voting shares and 76% of the voting power and are included in the consolidated financial statements of the registrant.